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                                                                  EXHIBIT 99.13


July 31, 1995

AST Research, Inc.
16215 Alton Parkway
Irvine, California, 92718

     Re:  Closing Agreement

Gentlemen,

          This is to set forth the agreement we have reached concerning the closing of the transactions contemplated by that certain Stock Purchase Agreement dated as of February 27, 1995, as amended (the "Stock Purchase Agreement"), between AST Research, Inc. ("AST") and Samsung Electronics Co., Ltd. ("Samsung").

          As the result of losses incurred by AST during the fourth quarter of its fiscal year ended July 3, 1995, and in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement, this letter agreement sets forth certain actions to be taken by AST after the closing of the transactions contemplated by the Stock Purchase Agreement and shall constitute a legally binding agreement between us. For good and valuable consideration, receipt of which is hereby acknowledged, and as an inducement to Samsung to complete the transactions contemplated by the Stock Purchase Agreement, we hereby agree as follows:

          1. Within ten business days of the Closing of the transactions contemplated by the Stock Purchase Agreement, AST shall engage a nationally recognized management consulting firm with experience in the personal computer industry and with no prior relationship with AST or any of its affiliates, officers or directors (the "Consultants") to perform a review of AST as described herein (the "Review"). The Consultants shall be subject to the approval of Samsung, which approval shall not be unreasonably withheld. The Review shall commence as soon as practicable after the Consultants are engaged.

          2. The purposes of the Review shall be to (i) develop strategies to strengthen AST's competitive position; (ii) determine the causes of AST's operating loss for the fiscal year ended July 3, 1995 and its failure to achieve results consistent with its business plan; (iii) determine what factors, including without limitation management, organizational and operational factors, were responsible therefor; and (iv) make specific recommendations as described in paragraph 7.

          3. In order to accomplish the purposes of the Review, the Consultants shall conduct a full management diagnostic analysis and a review of AST's organizational structure, with specific emphasis upon the roles and effectiveness of management and the functions and procedures of each of AST's operating and administrative divisions and operations. This agreement shall not limit the scope of the Review, and the Consultants shall undertake such additional inquiries and procedures as they may deem appropriate or as the Committee referred to in paragraph 4 may direct in order to fulfill the purposes of the Review.

          4. A committee of four persons, consisting of Safi Qureshey, two representatives designated by Samsung, and one non-employee director of AST (the "Committee") shall meet regularly with the Consultants in order to monitor, supervise and direct the Review. The members of the Committee shall be available to participate actively in the Review process. The Committee shall define the work product to be delivered by the Consultants as a result of the Review and may in its discretion modify the purposes and scope of the Review. All Committee decisions shall be by majority vote.

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          5.  AST shall cause all of its employees and agents to cooperate fully and in all respects with the Consultants, including, without limitation, by providing to them all information they request. Samsung shall be permitted to participate in the Review process to the extent it deems desirable, and, subject to applicable law, shall have full access to all information requested by the Consultants.

          6. The Consultants shall be instructed to complete the Review within 30 days of its inception, or as soon thereafter as the Consultants shall determine is practicable in light of the purposes and scope of the Review and parties' desire that the Review be completed as quickly as possible.

          7. Based upon the Review, the Consultants shall present to the Committee specific, detailed and thorough recommendations to remedy the causes referred to in paragraph 2, to address the management, organizational and operational factors responsible for those causes, and to enhance employee morale and effectiveness, with the ultimate goal of developing AST into one of the world's top three manufacturers of personal computers.

          8. The Committee shall promptly review the Consultants' recommendations, ratify them to the extent the Committee deems appropriate, and then pass the Consultants' recommendations to AST's Board of Directors (the "Board"), together with the Committee's ratification decisions and any additional recommendations or comments the Committee deems appropriate. Within seven days of delivery to the Board of the Consultants' recommendations, the Board shall meet to consider such Review and the Consultants' recommendations and the Committee's action thereon and comments, and consistent with its fiduciary duties, shall commence implementation of specific, detailed and thorough actions to accomplish the objectives described in paragraph 7.

          9. All expenses incurred in connection with the Review shall be borne by AST.

          10. The actions contemplated herein, including without limitation Samsung's participation in the Review, the implementation of the Consultants' recommendations, and any other actions the Board deems necessary or appropriate to accomplish the objectives described in paragraph 7, shall not constitute a violation of the Stockholder Agreement.

          If the foregoing accurately sets forth our agreement and has been approved by the Board, please sign in the space provided below, whereupon this letter shall constitute our binding agreement, enforceable in accordance with the laws of Delaware.

                                      Sincerely yours,

                                      Samsung Electronics Co., Ltd.

                                      By:       /s/ Bo-Soon Song
                                         ------------------------------------
                                      Name:     Bo-Soon Song
                                           ----------------------------------
                                      Title:    Senior Managing Director
                                            ---------------------------------

Agreed as set forth above:

AST Research, Inc.

By:      /s/ Safi U. Qureshey
   ---------------------------------
Name:    Safi U. Qureshey
     -------------------------------
Title:   Chief Executive Officer
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